Exhibit 4.8

FORM OF COMMON STOCK WARRANT

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

No. CS-[ ] Issue Date: [ ]	Warrant to Purchase [ ] Shares of Common Stock

WARRANT TO PURCHASE

COMMON STOCK

OF

BG MEDICINE, INC.

(A DELAWARE CORPORATION)

BG Medicine, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that                                          or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time during the Exercise Period as set forth in Section 1 below, [insert number equal to (.75)*(original principal amount of the Note) / $6.50] shares of Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price per share of Common Stock of $0.01 (the “Exercise Price”). This “Warrant” is issued pursuant to that certain Securities Purchase Agreement dated as of March 30, 2010 between the Company and the Purchasers (as defined therein) (the “Purchase Agreement”), and is entitled to the benefits of the Purchase Agreement. The terms of all Warrants issued pursuant to the Purchase Agreement (including this Warrant) are and will be identical except as to the name of the holder thereof, the number of shares of Common Stock exercisable by such holder and the date of issuance thereof. Except as to those terms otherwise defined in this Warrant, all capitalized terms used in this Warrant shall have the respective meanings ascribed to them in the Purchase Agreement.

1. The Exercise Period. Subject to Section 2.2 and the other terms and conditions of this Warrant, this Warrant is exercisable at any time (i) on or after the Bridge Expiration Date, provided, however, if the Bridge Expiration Date occurs as a result of a Liquidation Event, then this Warrant shall be exercisable immediately prior to and subject to the consummation of the Liquidation Event, and (ii) on or before 5:00 p.m., EST, on March 30, 2020 (the “Exercise Period”).

2. Termination of Warrant on Subsequent Tranche Default. In the event that, at any time this Warrant is outstanding, the Company conducts a Subsequent Tranche Closing under the Purchase Agreement and the Holder of this Warrant defaults on its obligation to purchase an amount of additional Notes and Warrants in the Subsequent Tranche Closing at least equal to (i) the defaulting Holder’s allocation percentage of the Aggregate Bridge Amount, as set forth opposite the name of such Purchaser on Schedule A attached to the Purchase Agreement under the caption “Allocation Percentage,” multiplied by (ii) the aggregate amount of such Subsequent Tranche, then all of this Holder’s rights with respect to this Warrant shall terminate on the Subsequent Tranche Closing; and whether or not this Warrant has been surrendered for cancellation, the Company will be forever released from all of its obligations and liabilities under this Warrant, and this Warrant will terminate and become null and void. For purposes of determining the number of Notes and Warrants purchased by a Holder at a Subsequent Tranche Closing, all Notes and Warrants purchased by Affiliates of such Holder at the Subsequent Tranche Closing shall be aggregated with the Notes and Warrants purchased by such Holder (provided that no securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). For the avoidance of doubt, Holders may allocate and transfer their Notes and Warrants among their Affiliates, in their sole discretion, and all Notes and Warrants being purchased by a Holder’s Affiliates shall be attributed to such Holder or group of such Holder’s Affiliates, as applicable, for purposes of determining such Holder’s or such Holder’s Affiliates’ commitment to purchase its Allocation Percentage of the Aggregate Bridge Amount.

3. Exercise.

3.1 Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Exercise Price payable in respect of the number of shares of Common Stock purchased upon such exercise. Payment of the Exercise Price shall be in cash or by certified or official bank check payable to the order of the Company.

3.2 Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3.1 above. At such time, the person or persons in whose name or names any certificates for Common Stock (or other securities to be issued hereunder) shall be issuable upon such exercise as provided in Section 3.3 below shall be deemed to have become the holder or holders of record of the Common Stock represented by such certificates.

3.3. Delivery of Certificates. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) business days thereafter, the Company at its sole expense will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder may direct:

(a) A certificate or certificates for the number of full shares of Common Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3.4 hereof, and

(b) In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 3.1 above.

3.4. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of the Common Stock determined pursuant to Section 3.5(c) herein.

3.5 Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 3.5. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (Y) the fair market value of one share of Common Stock on the Conversion Date.

Expressed as a formula, such conversion shall be computed as follows:

N	=	B-A

Y

where:	N	=	the number of shares of Common Stock that may be issued to Holder

	Y	=	the fair market value (FMV) of one share of Common Stock

	A	=	the aggregate Warrant Price (Converted Warrant Shares x Exercise Price)

	B	=	the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share of the Conversion Date.

(b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the Subscription Form in the form attached hereto duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3.5(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 4. Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 3.5, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(i) If the Conversion Right is exercised in connection with and contingent upon a public offering, and if the Company’s Registration Statement relating to such public offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii) If the Conversion Right is not exercised in connection with and contingent upon a public offering, then as follows:

(1)	If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange;

(2)	If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter; and

(3)	If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Board of Directors of the Company, including the Requisite Directors.

4. Certain Adjustments.

4.1 Changes in Common Stock. If the Company shall (i) combine the outstanding shares of Common Stock into a lesser number of shares, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares, or (iii) issue additional shares of Common Stock as a dividend or other distribution with respect to the Common Stock, the number of shares of Common Stock to be issued pursuant to the terms of the Warrant shall be equal to the number of shares which the Holder would have been entitled to receive after the happening of any of the events described above if such shares had been issued immediately prior to the happening of such event, such adjustment to become effective concurrently with the effectiveness of such event. The Exercise Price in effect immediately prior to any such combination of Common Stock shall, upon the effectiveness of such combination, be proportionately increased. The Exercise Price in effect immediately prior to any such subdivision of Common Stock or at the record date of such dividend shall upon the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.

4.2 Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in Section 4.1), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 4 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

4.3 Merger, Consolidation or Sale of Assets. Subject to the provisions of this Section 4, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 to the end that the provisions of this Section 4 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

4.4 Statement of Adjustment. Whenever the Exercise Price or the Common Stock to be issued hereunder shall be adjusted as provided in this Section 4, the Company shall forthwith file with the Secretary of the Company or at such other place as shall be designated by the Company, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment, the Exercise Price in effect before and after such adjustment and the kind and amount of shares of capital stock, securities or other property thereafter to be received upon the exercise of this Warrant. The Company shall also cause a copy of such statement to be sent in the manner specified in Section 8.04 of the Purchase Agreement to the Holder. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4.5.

4.5 Notice of Adjustment. In the event the Company shall propose to take any action of the types described in Sections 4.1, 4.2 or 4.3, the Company shall give notice to the Holder in the manner set forth in Section 8.04 of the Purchase Agreement, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise hereof. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other actions, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.

4.6 Taxes. The Company shall pay all documentary, stamp or other transactional taxes, but excluding any income or withholding taxes, attributable to the issuance or delivery of shares of capital stock of the Company upon the exercise or conversion of this Warrant.

5. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all shares of Common Stock so issuable will, when issued, be duly and validly issued and fully paid and nonassessable.

6. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7. Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company; provided, however, a Holder that is partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Warrant to an Affiliate without the prior written consent of the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

8. No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against impairment due to such event. Without limiting the generality of the foregoing, the Company (a) will not increase the value assigned to any shares of stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens and charges with respect to the issue thereof, on the exercise of all of the Warrants from time to time outstanding, and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant.

9. Notices. All notices, requests and other communications hereunder shall be made pursuant to the provisions of Section 8.04 of the Purchase Agreement.

10. Waivers and Modifications. Any term or provision of this Warrant may be amended or modified, and any term or provision hereof may waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the Purchasers holding Warrants with at least 66 2/3% of the aggregate shares issuable under all of the Warrants then outstanding, provided, however, that this Warrant may not be amended or modified and no provision hereof may be waived in a manner different from any other Warrant without the consent of the Holder hereof. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

12. Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of State of Delaware, without giving effect to the conflict of law principles thereof.

IN WITNESS WHEREOF, BG Medicine, Inc. caused this Warrant to be duly executed and delivered.

BG MEDICINE, INC.

By:
Name:	Pieter Muntendam, M.D.
Title:	President & Chief Executive Officer
Address:	610 N Lincoln Street
Waltham, MA 02451

EXHIBIT A

PURCHASE FORM

To:	BG MEDICINE, INC.

The undersigned pursuant to the provisions set forth in the attached Warrant (No. CS-            ), hereby irrevocably elects to (check one):

(A) purchase shares of the Common Stock, par value $0.001 per share, of BG Medicine, Inc. (the “Common Stock”), covered by such Warrant and herewith makes payment of $ , representing the full purchase price for such shares at the price per share provided for in such Warrant; or

(B) convert Converted Warrant Shares into that number of shares of fully paid and nonassessable shares of Common Stock, determined pursuant to the provisions of Section 3.5 of the Warrant.

The Common Stock for which the Warrant may be exercised or converted shall be known herein as the “Warrant Stock.”

The undersigned is aware that the Warrant Stock has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Warrant Stock, (2) it has had the opportunity to ask questions concerning the Warrant Stock and the Company and all questions posed have been answered to its satisfaction, (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Stock and the Company and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Stock and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrant that it is purchasing the Warrant Stock for its own account for investment and not with a view to the sale or distribution of all or any part of the Warrant Stock.

The undersigned understands that because the Warrant Stock has not been registered under the Securities Act, it must continue to bear the economic risk of the investment for an indefinite period of time and the Warrant Stock cannot be sold unless it is subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of the Warrant Stock unless (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Warrant Stock, or (2) the Company receives an opinion satisfactory to the Company of the undersigned’s legal counsel stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on its certificate for the Warrant Stock stating that the Warrant Stock has not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Warrant Stock until the Warrant Stock may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Stock.

Dated:

2

Schedule of Warrant Holders

AGTC Advisors Fund, L.P.

Applied Genomic Technology Capital Fund, L. P.

General Electric Pension Trust

Gilde Europe Food & Agribusiness Fund, B.V.

Humana Inc.

Legg Mason Special Investment Trust, Inc.

NewcoGen—Élan LLC

NewcoGen—Long Reign Holding LLC

NewcoGen—PE LLC

NewcoGen Equity Investors LLC

NewcoGen Group LLC

SMALLCAP World Fund, Inc. (nominee name: Clipperbay & Co. HG 22)

ST NewcoGen LLC

Stelios Papadopoulos

3